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                                   EXHIBIT 21(a)
                    LIST OF SECURITY CHICAGO CORP. SUBSIDIARIES



 Security Chicago Corp. holds the following subsidiaries at December 31, 1995:

                  1)  First Security Bank of Chicago (100% owned)